CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust and to the use of our report dated March 10, 2010 on the consolidated financial statements and financial highlights of EM Capital India Gateway Fund, a series of shares of beneficial interest of Northern Lights Fund Trust.  Such consolidated financial statements and financial highlights appear in the 2009 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 29, 2010